                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-67095

PROSPECTUS


CARLETON CORPORATION
10729 Bren Road East
Minnetonka, Minnesota  55343


                                 459,272 SHARES
                              CARLETON CORPORATION
                                  COMMON STOCK


     Shares of common stock of Carleton Corporation are being offered by this Prospectus. The shares will be sold from time to time by the selling shareholders named in this Prospectus. We will not receive any of the proceeds from the sale of the shares.

     The common stock is traded on the Nasdaq National Market under the symbol "CARL."

                            ------------------------

     INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS NOVEMBER 30, 1998.

                              ABOUT THIS PROSPECTUS

     This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC"). The Prospectus relates to 459,272 shares (the "Shares") of our common stock ("Common Stock") which the selling shareholders named in this Prospectus (the "Selling Shareholders") may sell from time to time. We will not receive any of the proceeds from such sales. We have agreed to pay the expenses incurred in registering the Shares, including legal and accounting fees.

     The Shares have not been registered under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers should confirm the existence of an exemption from registration or effectuate such registration in connection with any offer and sale of the Shares.

     This Prospectus describes certain risk factors that you should consider before purchasing shares. See "Risk Factors" beginning on page 3. You should read this Prospectus together with the additional information described under the heading "Where You Can Find More Information."

                              --------------------

                                TABLE OF CONTENTS

                                                                    Page
                                                                    ----
    About this Prospectus.......................................      2
    Risk Factors................................................      3
    Where You Can Find More Information.........................      8
    About Carleton Corporation..................................      9
    Selling Shareholders........................................     10
    Plan of Distribution........................................     10
    Legal Matters...............................................     11
    Experts.....................................................     11

                                  RISK FACTORS

     AN INVESTMENT IN THE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE BUYING ANY SHARES. YOU SHOULD ALSO BE AWARE THAT CERTAIN STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT RELATED TO HISTORICAL RESULTS ARE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS OF OUR STRATEGIES, PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS, INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS.

SIGNIFICANT OPERATING LOSSES

     WE HAVE RECENTLY EXPERIENCED SIGNIFICANT OPERATING LOSSES. We acquired Carleton Corporation, a provider of advanced data warehousing solutions, in October 1997, and began refocusing our business. We have experienced substantial operating losses since that time. During the quarter and six months ended September 27, 1998, we had net losses of $1,995,000 and $3,632,000, respectively. During these periods, our revenues were $1,012,000 and $2,334,000, respectively. We expect to continue to incur net operating losses at least through the end of the fiscal year ending March 28, 1999. In order to achieve profitability, we must significantly increase our product sales. We cannot assure you that we will be able to increase revenues or achieve profitability.

MARKET ACCEPTANCE OF PRODUCTS

     WE NEED TO ACHIEVE GREATER MARKET AWARENESS AND ACCEPTANCE FOR OUR PRODUCTS. Our products are relatively new and not widely known. We must improve product functionality and features, build sales momentum, broaden business partner alliances and continue to increase marketing promotion. Although we have made progress in these areas, our products have not been widely accepted in the marketplace. We cannot assure you that our products will achieve widespread market acceptance.

     WE DEPEND ON A LIMITED NUMBER OF PRODUCTS FOR MOST OF OUR REVENUES. Because we depend on a limited number of products, our revenues may decrease if:

     o our products are incompatible with our customers' hardware systems or software applications.

     o    our products become obsolete.

     o    our products receive negative publicity or evaluations.

     o we are unable to keep up with our competitors in the development and marketing of improved versions of our products.

WORKING CAPITAL

     OUR WORKING CAPITAL HAS BEEN DECLINING SIGNIFICANTLY. As a result of operating losses, our working capital declined from $8,239,000 on March 29, 1998 to $4,726,000 on September 27, 1998. We believe that our current cash position will be adequate to fund our anticipated future operating losses, working capital needs and required capital expenditures through the fiscal year ending March 28, 1999. If we do not achieve profitability and generate positive cash flow during the following fiscal year, we will not have adequate working capital to fund our operations.

INTENSE COMPETITION IN THE SOFTWARE INDUSTRY

     WE FACE SUBSTANTIAL COMPETITION. Competition in the software industry is intense, rapidly changing and affected by a continual stream of new product offerings. A number of other companies offer products similar to ours, and additional new competitors may emerge in the near future. Many of our existing competitors have substantially greater capital resources, technical expertise, marketing experience, research and development staffs, established customers and facilities than we do. As a result, there is a risk that our competitors will successfully develop similar technologies and products that will be more appealing to our customers than our existing or future products.

     COMPETITION COULD AFFECT OUR PRICES AND MARKET SHARE. We expect competition in our industry to increase as new companies emerge and as customers try to meet their needs using internal resources. As a result, we may need to decrease our prices, and our market share may not increase or may even decline. These factors could adversely affect our financial performance.

     CONSOLIDATION IN THE INDUSTRY MAY AFFECT OUR BUSINESS. Our principal markets are highly fragmented and consist of a few large multinational competitors and many small, regional competitors. We expect that the software industry will experience additional consolidation as management information systems become more complex and sophisticated. These developments may force smaller companies either to specialize or merge with their competitors. As a result, we believe that we must become a larger company to successfully compete in this market. We cannot assure you that we will be able to grow and compete effectively.

RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCTS

     WE MUST CONTINUE TO DEVELOP NEW PRODUCTS. In our industry, technology advances rapidly and industry standards change frequently. To remain competitive and achieve profitability, we must:

     o Continually enhance our current products to prevent them from becoming obsolete and unmarketable.

     o Develop and introduce new products to meet the changing demands of our customers.

     o Anticipate technological trends and develop products to respond to these trends.

In addition, our future performance will suffer if we experience delays that prevent us from developing and marketing our products, particularly if such delays prevent us from recovering the development expenses that we incur.

DEPENDENCE ON KEY CUSTOMERS

     WE RELY ON A SMALL GROUP OF KEY CUSTOMERS. Since we began refocusing our business in October 1997, we have sold our products to a relatively small number of customers. During the six months ended September 27, 1998, each of several customers accounted for more than 10% of our total revenues. Reductions in orders from these or future key customers would adversely affect our business. In addition, the timing of orders from major customers could cause substantial fluctuations in our future results.

SOFTWARE ERRORS

     PROBLEMS WITH OUR SOFTWARE PROGRAMS MAY AFFECT OUR SALES. Our products contain complex software programs. We cannot be sure that the tests that we run on our products will reveal all errors or "bugs" that these programs may contain. Any failure to detect "bugs" in current or future versions of these programs before we release them to customers would decrease our sales and adversely affect our future business prospects. We may also encounter unanticipated technical problems relating to the development and servicing of our products. Some of these problems may be beyond our financial and technical capacity to solve. The failure to adequately address any such problems could have a material adverse effect on our business and prospects.

PRODUCT LIABILITY

     WE COULD BE SUBJECT TO PRODUCT LIABILITY LAWSUITS. We may be found liable if someone claims that our products are defective, provided poor service or damaged a customer. So far we have not had any product liability claims brought against us, but we cannot guarantee that we will be protected from claims in the future or that the limitations on liability that we include in our contracts will protect us. Our business could be adversely affected if someone brings a product liability claim against us.

DEPENDENCE ON INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

     WE RELY ON OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS TO PROTECT OUR PRODUCTS. It is important in our industry that intellectual property, including new products, technologies and processes, be protected. We protect the ownership rights in our proprietary software through a combination of U.S. and foreign copyright, trademark and trade secret laws, as well as employee non-disclosure and third-party confidentiality agreements. Our success will depend, in part, on whether we can obtain, use and enforce these protections and whether we can keep our trade secrets confidential.

     OTHERS MAY INFRINGE ON OUR INTELLECTUAL PROPERTY RIGHTS. We cannot assure you that our efforts to protect our intellectual property in the future will be successful. For example, third parties may try to copy or reverse-engineer our products. Similarly, our customers may take inadequate precautions to protect our source code and other proprietary information. In addition, many foreign countries' laws may not protect us from improper use of our proprietary technology overseas. We may not have adequate remedies if our intellectual property rights are breached or our trade secrets are disclosed.

     FUTURE MARKET CONDITIONS COULD RESULT IN HIGHER INTELLECTUAL PROPERTY PROTECTION COSTS. As the number of competing products in the market increases and many products begin to perform the same tasks, the following could occur:

     o The number of lawsuits alleging violations of proprietary rights could increase.

     o We could incur high costs to defend against claims alleging that we have infringed someone's intellectual property rights.

     o We may be required to sign royalty, licensing or other agreements to use other products.

     o We may be prevented from or delayed in developing, manufacturing or marketing one or more of our products.

YEAR 2000

     THE YEAR 2000 PROBLEM MAY AFFECT OUR INFORMATION TECHNOLOGY SYSTEMS AND OPERATIONS. Many currently installed computer systems and software are coded to accept only two-digit entries in the date code fields. These date code fields will need to accept four-digit entries to distinguish 21st century dates from 20th century dates. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). The various software packages that we use for internal processing and to support our operations are obtained from outside vendors. These software packages are Year 2000 compliant or expected to be Year 2000 compliant in the near future. We are also assessing Year 2000 compliance issues with companies with which we have third party outsourcing relationships, such as banks, insurance companies, payroll processors and telecommunications providers. If Year 2000 compliance is not achieved with respect to our internal systems or by our vendors, our operations could be adversely affected.

     OUR CURRENT PRODUCTS MAY NOT BE YEAR 2000 COMPLIANT. We believe that the products we sell are Year 2000 compliant. We have developed a comprehensive Year 2000 testing program and continue to test our products using this program. We currently do not anticipate significant problems in achieving Year 2000 compliance with respect to the products being tested, and expect to have our testing completed by December 31, 1998. Any new releases of our existing products and any new products will also be Year 2000 compliant. Customers with older generation products will be upgraded. We do not currently anticipate problems in achieving Year 2000 compliance with respect to all of our products prior to December 31, 1999. We do not believe we will incur material expenses in achieving Year 2000 compliance for our products, and we currently expect that the costs for obtaining such compliance will not exceed $100,000. If such compliance is not obtained, our business and results of operations could be adversely affected.

     BUSINESS DISRUPTIONS RESULTING FROM THE YEAR 2000 PROBLEM COULD OCCUR. Based on our assessments and current knowledge, we do not believe that, as a result of the Year 2000 problem, we will experience any material disruptions in our internal processes, information processing or services from outside relationships. However, if certain critical third-party providers, such as providers of electricity, water or telephone service, experience difficulties resulting in disruption of service to us, we could experience a shutdown at our facilities. We plan to develop a contingency plan to provide for continued operations if such a disruption of service occurs. Assuming no major disruption in service from critical third-party providers, we believe that we will be able to manage our total Year 2000 transition without any material effect on our business or results of operations.

INTEGRATION OF OPERATIONS FOLLOWING MERGER

     OUR MERGER WITH CARLETON CORPORATION MAY AFFECT OUR OPERATIONS. We must continue to build on our efforts to integrate Carleton Corporation, which we acquired in October 1997. The process of rationalizing management services, administrative organizations, facilities and management information systems, while managing a geographically expanded company, will continue to present challenges to our management. We cannot assure you that the integration process will ultimately be successful and that the anticipated benefits of the acquisition will be fully realized. The dedication of management resources to the integration process detracts attention from our day-to-day business operations.

DEPENDENCE ON KEY PERSONNEL

     WE RELY ON A LIMITED NUMBER OF KEY MANAGEMENT PERSONNEL. Our success is highly dependent on the efforts and abilities of our senior management. If Robert D. Gordon, our Chairman of the Board, President and Chief Executive Officer, or any of our other executive officers or key employees leaves us, our business could be adversely affected. In addition, we must continue to hire and retain skilled personnel in order to compete effectively. We compete against larger and better financed companies in recruitment. As a result of this competition, it is possible that we will be unable to successfully attract and retain skilled personnel in the future.

DEPENDENCE ON THIRD-PARTY SUPPLIERS

     WE DEPEND ON PRODUCTS SUPPLIED BY OTHER COMPANIES. We use software products provided by other companies. We cannot assure you that these companies will continue to sell and support the software that we need to design and manufacture our products. If any of these suppliers ceases to do business with us or if these software lines become unavailable to us in the future, we may need to seek other suppliers or change our products. We may experience production delays or decreased sales volumes as a result of these factors.

ADDITIONAL BUSINESS RISKS

     SEVERAL OTHER FACTORS COULD ADVERSELY AFFECT OUR BUSINESS. The additional business risks include the following:

     o    Longer sales cycles.

     o Higher administrative and service costs due to increased expenses in the areas of advertizing, marketing, administration or management information systems.

     o    Our inability to carry out our marketing and sales plans.

     o    Changes in investment income due to changes in interest rates.

POTENTIAL NASDAQ DELISTING

     WE COULD BE DELISTED. If we no longer meet the requirements to continue our listing on the Nasdaq National Market, our market value and liquidity of the public float for our Common Stock may decrease. To remain listed on the Nasdaq National Market, we must satisfy a number of requirements, including the following:

     o    Our net tangible assets must be greater than $4,000,000.

     o We must have a public float of at least 750,000 shares with a minimum market value of $5,000,000.

     o    We are required to have at least two market-makers in our stock.

     o    We must have at least 400 holders of our stock.

     o    We must have a minimum bid price of $1.00 per share.

To continue meeting these requirements, we effected a one-for-five reverse stock split of our Common Stock on September 15, 1998. Although we currently comply with the Nasdaq National Market's listing requirements, our Common Stock in the future may be ineligible to trade on the Nasdaq National Market and may only be traded on a less liquid over-the-counter market. As a result, investors in our Common Stock would be less able to sell stock holdings or receive accurate stock price quotations. Consequently, the market value of our Common Stock could decrease.

POSSIBLE VOLATILITY OF STOCK PRICE

     LIKE OTHER TECHNOLOGY COMPANIES, OUR STOCK PRICE MAY BE VOLATILE. We may experience volatility in our stock price due to the following and other factors:

     o    Announcements of new product developments.

     o    Events or disputes relating to intellectual property rights.

     o    Fluctuations in financial performance from period to period.

These and other factors may adversely affect the market price of the Common
Stock.

MARKET OVERHANG

     FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE MARKET PRICE OF OUR COMMON STOCK. In addition, the perception that such sales will occur could also adversely affect the price. Under this Prospectus, the Selling Shareholders may sell up to 459,272 Shares (or approximately 14% of the shares of Common Stock currently outstanding). Any such sales, or even the market perception that such sales could be made, may depress the price of the Common Stock.

                       WHERE YOU CAN FIND MORE INFORMATION

     Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the following regional offices of the SEC:

     New York Regional Office                Chicago Regional  Office
     Seven World Trade Center                Citicorp Center
     Suite 1300                              500 West Madison Street, Suite 1400
     New York, NY  10048                     Chicago, Illinois  60661


     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o    Annual report on Form 10-K for the fiscal year ended March 29, 1998;

     o    Quarterly Report on Form 10-Q for the quarter ended June 28, 1998;

     o Quarterly Report on Form 10-Q for the quarter ended September 27, 1998; and

     o The description of our Common Stock contained in the Registration Statement on Form 8-A, dated October 2, 1986, as amended.

     This Prospectus is part of a registration statement we filed with the SEC (Registration No. 333-67095). You may request a free copy of any of the above filings by writing or calling:

                    Steven L. Thimjon
                    Vice President and Chief Financial Officer
                    Carleton Corporation
                    10729 Bren Road East
                    Minnetonka, MN 55343
                    (612) 238-4000

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement to this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Shareholders should not make an offer of these Shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the cover page of this Prospectus or any supplement.

                           ABOUT CARLETON CORPORATION

     We deliver data integration software and services that enable large organizations to more effectively deploy customer relationship management systems (CRM), data warehouses and data marts and other critical data applications. Our products automate data preparation processes, resulting in faster application development, improved data quality and lower implementation costs. We previously developed and sold two major products--Passport and Enterprise/Integrator. We recently announced our new Pure-View(TM) product suite, which includes the former Enterprise/Integrator under the name Pure-Integrate. We also continue to offer Passport. These products are described below:

     o PASSPORT(TM). Passport is an extraction and transformation tool used to obtain data from a wide range of mainframe, AS/400, UNIX and Windows NT sources.

     o PURE-VIEW(TM). Pure-View is a product that addresses a wide range of data preparation needs for data warehouses and CRM systems that focus on integrating customer information. Pure-View creates a clean, integrated view of customer data, distributes the data for decision-making, and provides information back to the operational systems. Pure-View products include:

          -- PURE-EXTRACT(TM). Pure-Extract is an extraction tool used to prepare data for critical business applications. It simplifies a customer's ability to extract data from various mainframe databases and can process large volumes of operational data.

          -- PURE-INTEGRATE(TM). Pure-Integrate is a transformation and cleansing tool that enables data warehouse developers to create integrated views of important business information, such as customers, products and suppliers, from different data sources. Pure-Integrate offers a Pure-Name Pure-Address option that provides advanced name and address cleansing and standardization, which improves the accuracy of customer lists.

          -- PURE-DIMENSION(TM). Pure-Dimension is a high performance tool that summarizes information for many business applications, including sales, marketing and manufacturing.

          -- PURE-CENTER(TM). Pure-Center is an integrated scheduling and operations management product that helps customers manage the data deployment and maintenance process.

     We also provide implementation services to help customers deploy their data management systems. These services include product training, on-site mentoring for project start-ups and full project management capabilities. We also have several strategic, business and marketing partnerships with data warehousing technology providers, system integrators and packaged application providers.

THE MERGER WITH CARLETON CORPORATION

     In October 1997, we acquired Carleton Corporation, a provider of advanced data warehousing software solutions. In October 1997, we also sold our Internet Solutions Division to Computer Network Technology Corporation. Subsequent to the merger with Carleton Corporation, we changed our name from Apertus Technologies Incorporated to Carleton Corporation effective August 1, 1998. Our Common Stock continues to trade on the Nasdaq National Market System, but we changed our symbol from "APTS" to "CARL." The Selling Shareholders named in this Prospectus acquired the Shares in connection with our merger with Carleton Corporation.

                              SELLING SHAREHOLDERS

     The following table lists the Selling Shareholders and the number of Shares they each beneficially own and may sell pursuant to this Prospectus. The Selling Shareholders acquired the Shares in connection with the merger between Apertus Technologies Incorporated and Carleton Corporation. See "About Carleton Corporation." In the merger, we acquired all of the issued and outstanding stock of Carleton Corporation in exchange for the Shares. The Share numbers set forth below have been adjusted to reflect the one-for-five reverse stock split of our Common Stock on September 15, 1998.


                                                             Maximum
                                                            Number of
                                          Number of        Shares to be
                                           Shares         Sold Pursuant
                                         Beneficially        to this
                Name                        Owned          Prospectus(1)
---------------------------------------- ------------    ---------------
Hermendra Desai ........................    21,675            21,675
Michael Dexter-Smith(2) ................    20,952            20,952
Paul Fluckiger .........................    75,338            75,338
Caroline B. Gakenheimer ................    14,699            14,699
GenCon Investments .....................   104,434           104,434
Deborah Harrington .....................    23,392            23,392
Pioneer Capital Corporation(3) .........   128,997           128,997
Software AG of North America, Inc. .....    69,785            69,785
                                           -------           -------
Total ..................................   459,272           459,272

--------------------

(1)  Assumes the sale of all of the Shares offered by this Prospectus.

(2)  Mr. Dexter-Smith has been one of our directors since October 1997.

(3)  Includes warrants to purchase 27,030 shares of our Common Stock.


                              PLAN OF DISTRIBUTION

     We are registering the Shares on behalf of the Selling Shareholders. As used in this Prospectus, the term "Selling Shareholders" includes donees and pledgees selling Shares received from a named Selling Shareholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Shares will be borne by the Selling Shareholders. Sales of Shares may be effected by the Selling Shareholders from time to time in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Shareholders.

     The Selling Shareholders may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Shareholders and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify each Selling Shareholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

     Because the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

     Selling Shareholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

     Upon notification to us by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Shareholder and of the participatin broker-dealers, (ii) the number of Shares involved, (iii) the price at which such Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a Selling Shareholder that a donee or pledgee intends to sell more than 500 Shares, a supplement to this Prospectus will be filed.

                                  LEGAL MATTERS

     The validity of the Shares offered by this Prospectus will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                     EXPERTS

     The financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended March 29, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.